 Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT

State of
Subsidiary	Incorporation
Arkona, Inc.	Delaware
AutoStyleMart, Inc.	Delaware
Automotive Lease Guide (alg), Inc.	Delaware
Curomax Canada Inc.	Canada
Curomax Limited	Delaware
Chrome Systems, Inc.	Delaware
Credit Online, Inc.	Delaware
DealerTrack Canada Inc.	Ontario, Canada
dealerAccess, Inc.	Delaware
DealerTrack Aftermarket Services, Inc.	Delaware
DealerTrack Data Services, Inc.	Delaware
DealerTrack Digital Services, Inc.	Delaware
DealerTrack, Inc.	Delaware
webalg, inc.	Delaware